UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34170	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6244 185th Avenue NE

Redmond, Washington 98052

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 936-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 19, 2013, MicroVision, Inc. (the “Company”) entered into the Securities Purchase Agreement with the investors named therein, including Crede CG III, Ltd., a Bermuda exempted limited company (“Crede” and, collectively, the “Investors”). Under the terms of the Securities Purchase Agreement, the Company agreed to sell and issue to the Investors (i) an aggregate of 3,492,000 shares (“Shares”) of common stock, par value $0.001 per share (“Common Stock”), at a price of $1.88 per Share, and (ii) warrants to purchase up to an aggregate of 2,095,200 shares of Common Stock (the “Warrants”) for no additional consideration. The Company has agreed to pay an investment fee to Crede of $290,648. The investment fee will reduce Crede’s aggregate cash investment at closing but will not reduce the cash investment at closing of the other investors.

The issuance and sale of the Shares and the Warrants under the Securities Purchase Agreement (and of the shares issuable upon exercise or exchange of the Warrants) is registered pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-184703).

The Securities Purchase Agreement contains customary representations, warranties and covenants. In addition, the Securities Purchase Agreement contains a prohibition on additional issuances of equity or equity-linked securities for 90 days, subject to certain exceptions.

Warrant

Pursuant to the Securities Purchase Agreement, the Company will issue the Warrants to the Investors. Each Warrant entitles the holder thereof to purchase shares of our Common Stock at an exercise price equal to $2.444 per share. The Warrants will be exercisable at any time beginning on the date of issuance until the five-year anniversary of the date of issuance. The exercise price and the number and type of securities purchasable upon exercise of Warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events.

Holders of the Warrants may exercise their Warrants to purchase shares of our Common Stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed, and payment of the exercise price for the number of shares for which the Warrant is being exercised in cash. If, and only if, a registration statement relating to the issuance of the shares underlying the Warrants is not then effective or available or such shares would not be freely tradable, a holder of Warrants would be entitled to exercise the Warrants on a cashless basis, where the holder receives the net value of the Warrant in shares of Common Stock.

Under certain circumstances, beginning forty-five days after issuance, in the event that our Common Stock trades at a price that is 25% or more above the exercise price of the Warrants for a period of 20 consecutive days (with an average daily volume equal to or greater than $300,000), the Company may, subject to limitations in the warrants, require the holder of the Warrants to exercise the Warrants for cash.

Beginning forty-five days after issuance, if our Common Stock is then trading at a price at or lower than the Warrant exercise price per share, a holder may, without the payment of additional consideration, exchange all or any portion of the Warrants based on a formula for a number of shares of our Common Stock equal to the negotiated Black-Scholes value as defined below divided by the closing bid price of our Common Stock as of two trading days prior to such exchange. However, in no event will the number of shares of Common Stock issued in connection with an exchange exceed the number of shares of Common Stock that would be issuable on a cash exercise of the Warrants if the portion of the Warrant being so exchanged were then exercised for cash thereunder.

The negotiated Black-Scholes value is defined as the value of an option for the number of shares equal to the portion of the Warrant being exchanged at the applicable exchange date as such value is determined calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the closing sale price of the Common Stock as of the date of issuance of the Warrant, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Warrant as of such exchange date, (iii) a strike price equal to the exercise price in effect at the time of the applicable exchange, (iv) an expected volatility equal to 155% and (v) a deemed remaining term of the Warrant of five (5) years (regardless of the actual remaining term of the Warrant). The negotiated Black-Scholes value would only change based on changes in the risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Warrants at the time of an exchange, which would not be expected to materially change the negotiated Black-Scholes value.

Upon the holder’s exercise of a warrant, the Company will issue the shares of Common Stock issuable upon exercise of the Warrant within three trading days of our receipt of notice of exercise and payment of the aggregate exercise price.

The Warrants do not confer upon holders any voting or other rights as stockholders of the Company. A copy of the opinion of Ropes & Gray LLP relating to the legality of the issuance and sale of the securities described above is attached as Exhibit 5.1 hereto. Copies of the Securities Purchase Agreement and the Form of Warrant are filed herewith as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Warrant issued pursuant to the Securities Purchase Agreement dated September 19, 2013 by and between MicroVision, Inc. and the Investors.

5.1	Opinion of Ropes & Gray LLP.

10.1	Securities Purchase Agreement dated September 19, 2013 by and between MicroVision, Inc. and the Investors.

23.1	Consent of Ropes & Gray LLP (contained in Exhibit 5.1 above).

99.1	Press Release dated September 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Executive Vice President

Date: September 19, 2013